Exhibit 99.1

For Immediate Release

Rick Genovese Resigns from ServiceSource
to Focus on Personal Health Concerns

San Francisco, CA - September 16, 2014 - ServiceSource® (Nasdaq: SREV), today announced that Rick Genovese has resigned as President of the Managed Services Business Unit to focus on an unexpected medical issue. Mr. Genovese was recently appointed to this role on August 18, 2014. ServiceSource will re-initiate an executive search to appoint his successor. In the interim, senior leaders in the Managed Services Business Unit will report to Ashley Fieglein Johnson, Acting CEO.

About ServiceSource

ServiceSource International, Inc. (NASDAQ: SREV) is the global leader in cloud-based recurring revenue management solutions. The company helps customers drive growth and build long-standing relationships across the customer lifecycle with the industry's most comprehensive data management, analytics, automation and services capabilities. Through Renew OnDemand®, Scout® and proven services, ServiceSource delivers higher subscription, maintenance, and support revenue, improved customer retention, and increased business predictability. Headquartered in the Cloud Corridor of San Francisco, ServiceSource® manages $14.5 billion in recurring revenue for the world's largest and most respected technology and B2B companies. For more information, please go to www.servicesource.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding profitable growth prospects of ServiceSource and the Managed Services business. These forward-looking statements are based on our current assumptions and beliefs, and involve risks and uncertainties that could cause our results to differ materially from those expressed or implied in our forward-looking statements. Those risks and uncertainties include, without limitation, fluctuations in our quarterly results of operations; the risk of material defects or errors in our software offerings or their failure to meet customer expectations; migrating customers to Renew OnDemand and other SaaS offerings and the ability to integrate such offerings with other third-party applications used by our customers; errors in estimates as to the renewal rate improvements and/or service revenue we can generate for our customers; our ability to grow the market for service revenue management; our ability to protect our intellectual property rights; the risk of claims that our offerings infringe the intellectual property rights of others; changes in market conditions that impact our ability to sell the Renew OnDemand, Scout or other SaaS solutions and/or generate service revenue on our customers' behalf; the possibility that our estimates of service revenue opportunity under management and other metrics may prove inaccurate; demand for our offering that falls short of expectations; our ability to keep customer data and other confidential information secure; our ability to adapt our solution to changes in the market or new competition; general political, economic and market conditions and events; and other risks and uncertainties described more fully in our periodic reports and registration statements filed with the Securities and Exchange Commission, which can be obtained online at the Commission's website at http://www.sec.gov. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements.

Connect with ServiceSource:

Media Contact for ServiceSource
Randy Brasche
415 901 7719
 rbrasche@servicesource.com

Trademarks
ServiceSource, Renew OnDemand, Scout and any ServiceSource product or service names or logos above are trademarks of ServiceSource International, Inc. All other trademarks used herein belong to their respective owners.